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                                                                  Exhibit 10.1


                            INTERMAGNETICS - SYKES
                             EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of November 24, 1997 (the "Effective Date") between Intermagnetics General Corporation, a New York corporation with its principal office located at 450 Old Niskayuna Road, Latham, New York 12110 ("Intermagnetics"), and Ronald W. Sykes, who resides at 7930 Mitchell Court, Sebatopol, California 95472 ("Mr. Sykes").

         WHEREAS, Mr. Sykes has been employed as President of Polycold Systems International, Inc. ("Polycold") and has worked for Polycold on an at will basis since 1991; and

         WHEREAS, effective November 24, 1997, Polycold merged with a wholly owned subsidiary of Intermagnetics; and

         WHEREAS, Intermagnetics wishes to enter into an Agreement with Mr. Sykes to (i) provide for continuation of Mr. Sykes' employment with Polycold for a period of one year from the Effective Date, (ii) reinforce and encourage the continued dedication of Mr. Sykes to Polycold, and (iii) provide for certain additional benefits to Mr. Sykes;

         NOW, THEREFORE, in consideration of the matters recited and the respective covenants and promises of the parties contained in this Agreement, the parties agree as follows:

1. Employment. From the Effective Date until December 31, 1998 (the "Employment Term"), Intermagnetics shall employ Mr. Sykes as Vice President and General Manager of Polycold. Mr. Sykes shall report directly to Intermagnetics' President. Mr. Sykes shall perform the duties generally associated with the job description set forth in Schedule "A" of this Agreement, as updated from time to time. Notwithstanding the foregoing, Intermagnetics, through its President, retains the discretion to vary the title and duties of Mr. Sykes from time to time; provided that Mr. Sykes' title and duties shall not be less than at an executive level during the Employment Term. Mr. Sykes' employment with Intermagnetics shall cease at the end of the Employment Term, unless Intermagnetics elects, and Mr. Sykes agrees, to extend Mr. Sykes employment for an additional period not to exceed one year (the "Extension Term").

2. Consulting Term: During the twelve month period following the end of the Employment Term, or any applicable Extension Term, Mr. Sykes agrees to provide up to three hundred (300) hours of consulting services as requested from time to time by Intermagnetics (the "Consulting Term"). Mr. Sykes acknowledges and agrees that during such Consulting Term, he shall be acting as an independent contractor and not an employee of, agent for, partner of, or joint venturer with Intermagnetics or any of its subsidiaries or affiliated companies. As an independent contractor, Mr. Sykes will not be eligible for any benefit or right under the Company's employee benefit or welfare plans, including, without limitation, insurance, pension and 401(k) savings plan.

3. Performance. During the Employment Term and any applicable Extension Term, Mr. Sykes shall devote his entire business time and effort rendering services as Vice President and General Manager of Polycold, (or in such other capacity as may be determined by the President of Intermagnetics consistent with the provisions in Paragraph 1 above). Mr. Sykes shall perform his services diligently to the best of his ability. Mr. Sykes agrees that in performing his services, and in all aspects of his employment as an executive of Intermagnetics, he will comply in all material respects with any directives, policies, standards and regulations from time to time established by Intermagnetics to the extent they do not conflict with this Agreement.

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4. Compensation, Benefits and Non-Compete Fee.

         a. Salary. For the period of the Employment Term and any applicable Extension Term, Mr. Sykes shall receive salary compensation in the amount of $14,666.66 per month ("Salary").

         b. Bonus. At the end of the Employment Term, Mr. Sykes shall be entitled to a bonus in the amount of $176,000.00. The bonus shall be payable as a lump sum within thirty (30) days of the expiration of the Employment Term.

         c. Benefits. During the Employment Term and any applicable Extension Term, Mr. Sykes shall be entitled to receive group medical insurance and other employee benefits, including, but not limited to, life insurance, disability insurance, pension benefits and 401(k) participation, subject to the same eligibility requirements afforded other executive employees of Intermagnetics. Mr. Sykes acknowledges that these employee benefit plans may be amended, enlarged, diminished or eliminated on a non-discriminatory basis by Intermagnetics from time to time at its discretion.

         d. Reimbursement of Expenses. During the Employment Term and any applicable Extension Term, Mr. Sykes shall be entitled to reimbursement by Intermagnetics for all reasonable expenses incurred by him in the performance of his duties as Vice President and General Manager or executive in accordance with Company policy. During the Consulting Term, Mr. Sykes shall be entitled to reimbursement for reasonable authorized expenses incurred in the performance of his consulting services.

         e. Non-Compete Fee. Within sixty (60) days of the expiration of the Employment Term, or, if the parties agree to an Extension Term, at the expiration of such Extension Term, Intermagnetics shall pay to Mr. Sykes a lump sum payment in the amount of $176,000.00 ("Non-Compete Fee"); provided, however, that such Non-Compete Fee shall be reduced by $0.50 for each $1.00 paid to Mr. Sykes in salary during any applicable Extension Term. Such payment shall be in place of any other termination payment program which may be in effect for other Intermagnetics' employees at the expiration of the Employment Term or any applicable Extension Term.

5. Vacations, Holidays, Personal and Sick Time. During the Employment Term and any applicable Extension Term, Mr. Sykes shall be entitled to holiday, personal and sick time, in accordance with Intermagnetics' policies for exempt employees. Mr. Sykes shall also be entitled to three (3) weeks of vacation time during the Employment Term and up to three (3) weeks of vacation on a pro-rata basis for any applicable Extension Term.

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6. Confidential and Proprietary Information. As used in this Paragraph 6,
"secret" and "confidential" are used in the ordinary sense and do not refer to official security classifications of any government. As used in this Paragraph, "Intermagnetics" includes its subsidiaries and affiliated companies, including Polycold. Mr. Sykes agrees:

         a. to communicate to Intermagnetics promptly and fully, and assign to Intermagnetics all inventions or significant technical or business innovations developed or conceived solely by him or jointly with others from the time of entering Intermagnetics' employ until any termination of employment, (1) which are along the lines of the business, work or investigations of Intermagnetics, or (2) which result from or are suggested by any work which he may do for or on behalf of Intermagnetics;

         b. to execute all necessary papers and otherwise to assist Intermagnetics and its nominees during and subsequent to his employment in every proper way (entirely at its or their expense) to obtain for its or their own benefit, patents, copyrights, or other legal protection for such inventions or innovations, or for publications pertaining to them, in any and all countries, said inventions and innovations to be the exclusive property of Intermagnetics or its nominees, whether or not patented or copyrighted;

         c. to make and maintain adequate and current written records of all such inventions or innovations, in the form of notes, sketches, drawings, or reports relating to Intermagnetics at all times;

         d. upon any termination of employment, promptly to deliver to Intermagnetics all drawings, blueprints, manuals, letters, notes, notebooks, reports, models, and other materials (including all copies) which are of a secret or confidential nature relating to the business of Intermagnetics, which are in his possession or under his control;

         e. except as Intermagnetics may otherwise consent in writing, not to publish or otherwise disclose (except as his job duties may require) either during or subsequent to his employment, any information, knowledge, or data of Intermagnetics or its customers which he may receive or develop during the course of his employment relating to inventions, discoveries, formulas, processes, machines, manufacturing methods, compositions, computer programs, accounting methods, information systems or business or financial plans or reports, or other matters which are of a secret or confidential nature;

         f. to notify Intermagnetics in writing before making any disclosure or performing or causing to be performed any work for or on behalf of Intermagnetics, which appears to conflict with (1) rights he claims in any invention or idea (a) conceived by Mr. Sykes or others prior to his employment or (b) otherwise outside the scope of this Agreement, or (2) rights of others arising out of obligations incurred by Mr. Sykes (a) prior to this Agreement or (b) otherwise outside the scope of this Agreement. In the event Mr. Sykes fails to give notice under the circumstances specified above, Intermagnetics may assume that no such claim exists against Intermagnetics with respect to the use of any such invention or idea for or on behalf of Intermagnetics.

7. Agreement not to Compete. In consideration of his employment rights under this Agreement and in recognition of the fact that he has access to Intermagnetics' confidential information, Mr. Sykes agrees:

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         a. During the term of this Agreement, that he will not participate directly or indirectly, in any capacity, in any business or business activity that is in competition with Intermagnetics or its subsidiaries or affiliated companies.

         b. For a period of three (3) years after the date of termination of his employment, for any reason, unless acting with Intermagnetics' express written consent, that he will not directly or indirectly own or participate in, or be connected with, as an officer, director, employee, partner, investor, consultant or advisor, any business that engages, or proposes to engage in the development, manufacture or sale of products similar to the products of Intermagnetics or of its subsidiaries or affiliated companies; except that Intermagnetics acknowledges and agrees that Mr. Sykes may continue to own shares in Intermagnetics' stock and up to 2% of the shares of any other publicly traded company so long as Mr. Sykes does not participate in the management or control of such company.


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         c. For a period of three (3) years after the date of termination of his employment, for any reason, that he will not employ either directly or on behalf of a third party, any person who is an employee of Intermagnetics as of the date of the termination of Mr. Sykes' employment.

8. Termination.

         a. For Cause. Intermagnetics may terminate Mr. Sykes' employment under this Agreement for "cause" which shall mean: (i) theft or other dishonesty; (ii) conviction of a felony, or conviction of a misdemeanor involving fraud; (iii) use of illegal substances; (iv) neglect of duties or persistent refusal to adhere to Intermagnetics' policies or directions; or (v) material breach of any term of this Agreement. In the event Intermagnetics determines that termination of Mr. Sykes is justified under (iv) or (v) above, Intermagnetics shall give Mr. Sykes thirty (30) days notice to cure his neglect or rectify his breach. If after thirty (30) days, Mr. Sykes has failed to cure his neglect or rectify his breach, Intermagnetics may terminate his employment. For all other causes of termination under this Paragraph 8(a), Intermagnetics may terminate Mr. Sykes immediately upon discovery of the cause.

         b. Disability. Intermagnetics may terminate this Agreement if Mr. Sykes is unable, as a result of physical or mental disability, to perform his duties as provided in this Agreement for a period in excess of twelve (12) weeks, consecutively or non-consecutively, during the Employment Term or any applicable Extension Term. Termination under this provision shall be executed by written notice from Intermagnetics to Mr. Sykes and shall be effective thirty (30) days following the written notice. For purposes of determining whether Mr. Sykes has a "physical or mental disability" under this Paragraph 8(b), he shall be evaluated by a physician retained by Intermagnetics at Intermagnetics' expense. Mr. Sykes shall make all relevant medical records available to the physician retained by Intermagnetics and shall otherwise cooperate in such evaluation.

         c. Death. This Agreement shall terminate in the event of Mr. Sykes' death during the Employment Term or any applicable Extension Term, effective on the date of his death.

         d. By Mr. Sykes. Mr. Sykes may terminate this Agreement at any time upon one-hundred-eighty days prior written notice.

9. Forfeiture of Bonus and Non-Compete Fee. If this Agreement is terminated for any of the reasons set forth in Paragraphs 8(a) or 8(d) above, Mr. Sykes shall forfeit the amounts payable under Paragraphs 4(b) and 4(e), and any pro rata portion of his Salary, as set forth in Paragraph 4(a), that is unearned as of the date of termination.

10. Miscellaneous.

         a. Governing Law. This Agreement is made under, and shall be interpreted, construed, and enforced in accordance with, the laws of the State of California.

         b. Disputes. Any controversy or claim arising out of or relating to this Agreement or Mr. Sykes employment shall be settled by arbitration conducted in San Francisco, California, in accordance with the then current rules of the American


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Arbitration Association. Judgment upon the award rendered shall be binding on the parties and may be entered by either party in the court or forum, state or federal, having jurisdiction.

c. Injunctive Remedy. Mr. Sykes acknowledges that the remedy at law for any breach of the provisions of Paragraphs 6 and 7 will be inadequate and agrees that, notwithstanding Paragraph 10(b) above, such provisions may be enforced by an injunction or restraining order in any court, state or federal, having jurisdiction, in addition to any other remedies that may be available to the Company.

d. Damages. In no event shall either party be liable to the other party for any special, incidental, indirect or consequential damages, from any cause whatsoever, whether founded on contract, tort (including negligence), strict liability or otherwise.

e. Surviving Terms. The restrictions contained in Paragraphs 6 and 7 shall survive and remain enforceable following the termination of the Agreement for any reason, including, but not limited to, termination by Intermagnetics with or without cause.

f. Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a pert of, or to affect the meaning or interpretation of, this Agreement.

g. Severability. If any provision or provisions of this Agreement are held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.

h. Successors and Assigns. This Agreement shall benefit and bind the parties and the successors and assigns of Intermagnetics. This Agreement shall not be assignable by Mr. Sykes without the prior written consent of Intermagnetics.

i. Entire Agreement. This Agreement contains the entire agreement of the parties relating to its subject matter, and supersedes all prior agreements, negotiations and representations not specifically set forth in this Agreement.

j. Modifications. The parties further agree that no changes or modifications of this Agreement shall be made without the express written consent of the parties.


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         IN WITNESS HEREOF, the parties have caused this Employment Agreement to be executed as of the date first written above.

INTERMAGNETICS GENERAL CORPORATION


By:    /s/Carl H. Rosner                        /s/Ronald W. Sykes
      ---------------------------               --------------------------
Name:  Carl H. Rosner                           Ronald W. Sykes
Title:    Chairman and Chief
          Executive Officer

Date:  November 24, 1997                        Date:  November 24, 1997




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 CONFIDENTIAL                                          DRAFT: December 3, 1997



                                  SCHEDULE A
                                JOB DESCRIPTION

-------------------------------------------------------------------------------
  JOB TITLE: Vice President and General Manager - Polycold Systems International, Inc.




      Effective Date:  _______                       Revision No.:  0



   ---------------------------           -----------------------------
         President                         Director of Administration
-------------------------------------------------------------------------------


Fair Labor Standards Act Status: Exempt

Supervision Received: Minimum

1. DUTIES AND RESPONSIBILITIES:

         A. Contacts:

         Chairman of the Board and Chief Executive Officer of Intermagnetics President and Chief Operating Officer of Intermagnetics

         Chief Financial Officer of Intermagnetics

         General Counsel

         All levels within Polycold

         Senior level customers and suppliers and other business relationships

         Collaborators

         Agencies

         B. Supervision:

         Directly supervises an Administrative Assistant and all function managers for Polycold. Indirectly responsible for supervision of all Polycold employees.

         C. Work Direction:

         As agreed with the President of Intermagnetics.

         D. General Responsibilities:

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         The Vice President and General Manager of Polycold is responsible to the President of Intermagnetics for coordinating and directing the activities of Polycold in accordance with the policies and objectives established in collaboration with the President. Specific functions include development of Polycold's Operating Policies and Procedures for all Polycold's activities in accordance with Corporate Policies; establishing controls to maintain adequate communication and information flows; regularly evaluating the results of overall business operations and; ensuring that all business unit activities comply with government laws and regulations.

         In collaboration with the President of Intermagnetics and with corporate staff and other business units, hire all staff for Polycold; develop, formulate and communicate strategies and operational plans for Polycold; identify and evaluate new business opportunities; develop and monitor internal operations; develop and initiate external collaborations; initiate and monitor technology development.

         Prepare for approval all budgets for Polycold, and hold responsibility for adherence to the same; report formally on a monthly basis to the President of Intermagnetics.

         Develop plans for full commercial exploitation of promising opportunities with corporate and business unit staff, and other organizations as appropriate.

         Implement and monitor training of personnel.

2. QUALIFICATIONS:

         A. Preferred:

         A minimum of 12 years of management experience including prior experience managing a profit and loss business unit.

         B. Alternative:

         A minimum of 15 years experience including experience as functional manager of at least 2 of Polycold' primary functions: engineering, manufacturing, marketing/sales, quality assurance or materials.





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